UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 27, 2011
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On October 27, 2011, TOR Minerals International, Inc. (the "Company") announced its financial results for the third quarter ended September 30, 2011.  Highlights for the third quarter of 2011 as compared to the third quarter of 2010 included:

•         3Q11 revenue increased 51% to $11.4 million versus $7.5 million in 3Q10

•         3Q11 diluted net income increased to $1.1 million versus 3Q10 diluted net income: $0.2 million

•         3Q11 diluted EPS: $0.33 versus 3Q10 EPS: $0.09

•         Revenue for the nine months ended September 30, 2011 increased 41% to $31.5 million

•         Diluted net income for the nine months ended September 30, 2011 increased 113% to $2.9 million

•         Diluted EPS for the nine months ended September 30, 2011: $0.86 versus Diluted EPS for the nine months ended September 30, 2010: $0.48

For the third quarter ended September 30, 2011, the Company reported diluted net income available to common shareholders of $1,089,000 or $0.33 per diluted share, on net sales of $11,401,000.  This compares with diluted net income available to common shareholders of $243,000, or $0.09 per share, on net sales of $7,543,000 for the quarter ended September 30, 2010.

Revenue by Product Group (in ,000's)	3Q11	3Q10	% Change
TiO2 Pigments	$5,694	$3,121	82%
Specialty Aluminas	4,439	3,337	33%
Other	1,268	1,085	17%
Total	$11,401	$7,543	51%

Net sales increased 51 percent during the third quarter of 2011 due to strong increases in the Company's primary product categories.  Sales of titanium dioxide (TiO2) color pigments, which include HITOX® and TIOPREM® products, increased 82 percent to $5.7 million, benefiting from both higher prices and volumes.  Sales of specialty alumina, which includes the ALUPREM®, HALTEX® and OPTILOAD® product groups, grew 33 percent during the third quarter of 2011 due primarily to increased demand for existing and new products in Europe and North America.  Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "We are experiencing strong secular growth in sales volumes, as many new customers are realizing the value added characteristics of our niche specialty mineral products.  Volumes of our TiO2 color pigment and specialty alumina products are growing well above market growth rates.  In addition, increased TiO2 color pigment pricing is contributing more to our revenue growth."

Margin Table	3Q11	3Q10	Change
Gross Margin	20.8%	17.4%	+ 350 basis points
Operating Margin	10.6%	5.3%	+ 530 basis points
Net Margin	9.4%	3.1%	+ 620 basis points
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During the third quarter of 2011, favorable trends in pricing, product mix and sales volumes were more than enough to offset increased raw material and energy costs.  As a result, gross margin improved 350 basis points year over year to 20.8% of sales.  Operating income increased to $1.2 million, or 10.6% of sales, compared to operating income of $397,000, or 5.3% of sales, reported in during the same period a year ago. "We continued to demonstrate the earnings leverage in our business model during the third quarter and posted our 11th quarter of year-over-year improvement in net margin," said Dr. Karasch.

"Based on what we are seeing today, we are optimistic that we will continue to benefit from volume growth and price increases. For a relatively small incremental capital investment of less than $2 million, we have effectively doubled the capacity of our alumina plant in the Netherlands.  With this project complete and a strong backlog of orders, our specialty alumina growth rates should accelerate over the next several quarters," said Dr. Karasch.  "Recently, we have seen increased competitive pricing pressure from Chinese-based commodity TiO2 producers, which may affect near-term regional volume growth and selling prices in our Asian and South American markets.  At the same time, we expect recent price increases and continued volume growth in the U.S. and Europe to more than offset any near-term pressure in those markets."

TOR Minerals will host a conference call at 4:00 p.m. Central Time on October 27, 2011, to further discuss third quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Interested parties may also access the conference call via telephone by dialing 877-407-8033.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
Exhibit Number	Description
99.1	Press Release, dated October 27, 2011, announcing the Company's third quarter 2011 earnings results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: October 27, 2011	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer
EXHIBIT INDEX
Exhibit No.	Description
99.1	Press Release, dated October 27, 2011, announcing the Company's third quarter 2011 earnings results

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